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                                                                      EXHIBIT 21


INGLES MARKETS, INCORPORATED AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT



Milkco, Inc., a North Carolina corporation.

Sky King, Inc., a North Carolina corporation.

Ingles Markets Investments, Inc., a Nevada corporation.

Shopping Center Financing, LLC, a Georgia corporation.

Shopping Center Financing II, LLC, a Georgia corporation.

IMI Holdings, LLC, a Georgia limited liability company.